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EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

        THIS AGREEMENT made as of 31 October 2006 between Fontana Beteiligungs GmbH, a limited liability company incorporated under the laws of Austria and registered in the Commercial Register under FN 186272 f, with its principal place of business in Magna Straße 1, 2522 Oberwaltersdorf, Austria, ("Seller") and MAGNA STEYR Metalforming AG, a corporation incorporated under the laws of Austria and registered in the Commercial Register under FN 187453 t, with its principal place of business in Magna Straße 1, 2522 Oberwaltersdorf, Austria, ("Purchaser").

WHEREAS:

A.
Seller owns the fully paid-in share quota (the "Purchased Share") in Fontana Sportveranstaltungs GmbH (the "Subject Company"), which company operates a golf course, tennis and other sports facilities in Oberwaltersdorf, Austria, under the name "Golf and Sports Club Fontana" (the "Business");

B.
Purchaser intends to acquire the Business by way of purchase of the Purchased Share and Seller intends to sell the Purchased Share; and

C.
Certain capitalized terms used herein have the meanings ascribed thereto in Schedule A;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1: ACTION BY SELLER AND PURCHASER

1.1
Seller and Purchaser hereby agree as follows:

1.1.1
Seller hereby agrees to sell and irrevocably declares to transfer on the Delivery Date the Purchased Share to Purchaser and Purchaser hereby agrees to purchase and irrevocably declares to accept the transfer of the Purchased Share on the Delivery Date with economic effect as and from the Effective Date on the terms and conditions hereinafter set forth, for a consideration equal to the Purchase Price payable as provided in this Agreement;

  1.1.2
  Purchaser shall deliver to Seller the Purchase Price as contemplated by Section 2.3 of this Agreement;

  1.1.3
  Title to the Purchased Share shall be transferred to Purchaser on the Delivery Date subject to the condition precedent as provided in Section 5.1.4 of this Agreement; and

  1.1.4
  Seller and Purchaser shall execute and deliver any and all other documents and take such other actions as may be required in order to complete the transactions contemplated herein.

1.2
All deliveries hereunder required by Seller and Purchaser shall be made at the offices of Dorda Brugger Jordis Rechtsanwälte GmbH, Dr. Karl Lueger-Ring 10, 1010 Vienna, Austria, or such other place as Seller and Purchaser mutually agree.

1.3
Any tender of documents or money under this Agreement may be made upon the Parties or their respective legal counsel and money may be tendered by official bank draft drawn upon an Austrian commercial bank or by negotiable cheque payable in Euros or, with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

ARTICLE 2: PURCHASE PRICE

2.1
The Purchase Price payable by Purchaser for the Purchased Shares shall, subject to any adjustments required by Section 2.4, and exclusive of all applicable sales, transfer, stamp, VAT or other taxes, be the amount of € 13,218,290.25.

2.2
In the event that the transactions contemplated herein are not completed by reason other than a default by Purchaser to fulfill the conditions set forth in Section 5, the Purchase Price, if already paid, together with any accrued interest thereon shall be returned to Purchaser. Seller and Purchaser expressly agree that the non-completion by Purchaser of the transactions contemplated herein due to Seller's failure to fulfill the conditions set forth in Section 5 shall not be considered a default of Purchaser.

2.3
On the Delivery Date, Purchaser shall satisfy the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller.

2.4
The Purchase Price will be increased or decreased by the exact amount, if any, by which the Net Working Capital reflected on the Closing Financial Statements is greater or less than the Net Working Capital calculated as of 30 September 2006 (set out in Schedule B hereto).

2.5
As at the close of business on the Effective Date, Seller and Purchaser will count and value the inventory of the Subject Company.

2.6
As soon as practicable, and in any event not later than 60 days after the Delivery Date, Purchaser shall prepare and deliver to Seller the Closing Financial Statements. Seller shall cooperate fully with Purchaser in the preparation of the Closing Financial Statements.

2.7
Within 30 days after delivery by Purchaser to Seller of the Closing Financial Statements, Seller or Purchaser, as the case may be, shall pay to the other by wire transfer, cheque or bank draft, the amount by which the Purchase Price is to be adjusted pursuant to Section 2.4.

2.8
The Parties shall amicably resolve any differences in the Closing Financial Statements raised by Seller, acting in good faith.

2.9
All amounts paid as adjustments to the Purchase Price under Section 2.4 shall be paid together with interest thereon calculated monthly from the Delivery Date to the date of payment, at the rate per annum equal to EURIBOR + 1%.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES

3.1
Seller covenants, represents and warrants as follows and acknowledges that Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by Purchaser of the Purchased Share:

3.1.1
Organization and Good Standing — Seller is a limited liability company duly incorporated and organized and validly existing under the laws of Austria and has the corporate power to own its property, including the Purchased Share. Subject Company is a limited liability company duly incorporated and organized and validly existing under the laws of Austria;

  3.1.2
  Bankruptcy, etc. — No bankruptcy, insolvency or receivership proceedings have been instituted or are pending, or are, to the best of Seller's knowledge, threatened, against Seller or Subject Company, and each of Seller and Subject Company is able to satisfy its liabilities as they become due;

  3.1.3
  Capacity to Carry on Business — Each of Seller and Subject Company has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently owned and carried on by it;

  3.1.4
  Due Authorization, etc. — Seller has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller. The entering into of this Agreement and the completion of the transaction contemplated hereby will not result in the violation of any terms and provisions of the constituting documents or by-laws of Subject Company;

  3.1.5
  Absence of Conflicting Agreements — Seller is not a party to, bound or affected by, or subject to, any indenture, mortgage, lease, agreement, obligation, instrument, arbitration award, charter or by-law provisions, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which any default would occur or an encumbrance would be created as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement, and which would have a material adverse impact on the Subject Company or the Business;

  3.1.6
  Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws generally affecting enforceability of creditors' rights, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

  3.1.7
  Business in Compliance with Law — In all material respects, the operations of the Business have been and are now conducted in compliance with all applicable laws, other than as may be disclosed on a Schedule, and Seller has not received any notice of any alleged material breach of any such laws;

  3.1.8
  Subsidiaries — The Subject Company does not have any interest in the shares of any other corporation, except for its fully paid-in share quota in Fontana Restaurant GmbH, a limited liability company incorporated under the laws of Austria and registered in the Commercial Register under FN 276880 b, with its principal place of business in Fontana Allee 1, 2522 Oberwaltersdorf, Austria, with a nominal value of Euro 14,000;

  3.1.9
  Capitalization — the Purchased Share is a fully paid-in share-quota in the Subject Company and, upon completion of the transactions contemplated hereby and by documentation required under Austrian law, shall be validly transferred to Purchaser with good and marketable title free and clear of any claims, liens, encumbrances or security interests whatsoever;

  3.1.10
  Title — The Purchased Share will, on the Delivery Date, constitute 99.8% of the registered capital of the Subject Company. The balance of 0.2% of the registered capital of the Subject Company is held by Mr Thomas Schultheiss as trustee to Seller (the "Trustee Share");

  3.1.11
  Demerger — The Subject Company has validly acquired the Business by way of a demerger according to the Demerger and Transfer Agreement concluded between Seller and the Subject Company on 26 September 2006 (the "Demerger Agreement", attached hereto as Schedule C) on the basis of the Demerger Balance Sheet of Seller as of 31 December 2005 (the "Demerger Balance Sheet", see Exhibit 3 to the Demerger Agreement);

  3.1.12
  Guarantees — The Subject Company has not given or agreed to give, or is a party or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any person, or any other commitment by which the Subject Company is, or is contingently, responsible for such indebtedness or other obligations, except as listed in Exhibit 11 to the Demerger Agreement;

  3.1.13
  Demerger Balance Sheet — The Demerger Balance Sheet as of 31 December 2005 has been established in accordance with the applicable legal provisions of the Austrian Commercial Code and the generally accepted Austrian accounting principles, including but without limitation with respect to valuation methods and valuation election rights, and gives a true and fair view of the Business demerged to the Subject Company; the lists of assets, receivables, liabilities and reserves attached to the Demerger Agreement as Exhibits 6 to 10 are complete and correct;

  3.1.14
  Taxes — Taxes of the Subject Company and social security contributions for employees of the Subject Company and taxes and social security contributions related to the Business up to and including the Effective Date were paid if due or if not due were properly and adequately reflected in the financial records of the Subject Company, including the Demerger Balance Sheet as of 31 December 2005. "Tax" and/or "Taxes" shall mean any incentive payments, real estate transfer taxes or charges by the governmental authorities and/or any fiscal and/or financial public burdens including related penalties on the Subject Company and/or the Business;

  3.1.15
  Employees — The Employees of the Subject Company are listed in Exhibit 18 to the Demerger Agreement. To the best of Sellers's knowledge, the Subject Company has fully complied with all material applicable laws, regulations and decrees relating to employment, including but not limited to such relating to discrimination, hours of work, and the payment of wages or overtime wages. To the best of Sellers's knowledge, there are no material complaints, material controversies, lawsuits or other proceedings pending against the Subject Company brought by or on behalf of any applicant for employment or any employee relating to any such law, regulation or decree, or alleging breach of any express or implied contract of employment, of any law, regulation or decree governing employment or the termination thereof, or of any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship;

  3.1.16
  Real Estate — The premises of the Subject Company are shown in the map Exhibit 4 to the Demerger Agreement, the real estate of the Subject Company is listed in Exhibit 5 to the Demerger Agreement (provided however that the registration in the land register of the transfer to the Subject Company has not yet occured);

  3.1.17
  Environment — To the best of Seller's knowledge, the Business is being conducted in accordance with all material applicable environmental laws, regulations and decrees. Seller is not aware of any facts that give rise to claims due to material non-compliance with applicable environmental laws, regulations and decrees.

    To the best of Seller's knowledge, no written or oral notice from the competent authorities has been received by Seller or the Subject Company in relation to the Business for any claim related to the violation of material applicable environmental laws, regulations and decrees by Seller or the Subject Company.

  3.1.18
  Intellectual Property — All intellectual property of the Business (the "Intellectual Property") is listed in Exhibit 13 to the Demerger Agreement, and is valid and subsisting and is in good standing free and clear of all security interests, claims, liens, objections and infringements of every nature and kind and all registrations therefor have been kept renewed and are in full force and effect. Except for Intellectual Property which is licensed from third parties, Subject Company owns all the Intellectual Property with good and marketable title. The operations of the Business, the manufacture, storage, use and sale by it of any products and the provision by it of its services do not involve infringements or claimed infringement of any patent, trade-mark, trade name or copyright. No employee of the Seller or Subject Company owns, directly or indirectly in whole or in part, any patent, trade-mark, trade name, brand name, copyright, invention, process, know-how, formula or trade secret which the Subject Company is presently using in connection with the operation of the Business, or the use of which is necessary for the Business.

  3.1.19
  Expropriation — No part of the Business has been taken or expropriated by any governmental authority, nor has any notice or proceeding been given or commenced in respect of the Business, nor, to the best of Seller's knowledge, has any governmental authority indicated any intent to give such a notice or commence any such proceedings;

  3.1.20
  Insurance — Subject Company maintains all policies of insurance, issued by responsible insurers, as are appropriate to the Business, in the amounts, and against the risks, as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Delivery Date; there is no default, whether as to the payment of premium or otherwise, under the terms of any policy, nor have Seller and/or Subject Company failed to give any notice or present any claim under any insurance policy in due and timely fashion;

  3.1.21
  Membership Rights — A list of the members is attached to the Demerger Agreement as Exhibit 14. Except as set forth in Exhibit 14 to the Demerger Agreement, other than members nominated by Magna International Inc. and/or its subsidiaries pursuant to a preferred access agreement, there are no arrangements with any members that are inconsistent with the terms of such membership application, agreement or rules;

  3.1.22
  Litigation — There is not presently outstanding any judgment, decree, injunction, rule or order of any governmental authority which may materially affect title to the Purchased Share, or have a material effect (i) on the ability of Purchaser to carry on the Business, or (ii) on the ability of Seller to complete the transactions contemplated by this Agreement; a litigation list regarding the Subject Company is attached to the Demerger Agreement as Exhibit 19;

  3.1.23
  Books and Records — All financial, operational, sales and purchase as well as supplier and customer records, together with all business reports, plans and projections, as well as other documents, surveys, plans, files, records and correspondence relating to the Business (the "Books and Records") have been delivered or made available to Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Subject Company and all material financial transactions relating to its business have been accurately recorded in such Books and Records;

  3.1.24
  Corporate Records — The corporate records of the Subject Company have been delivered or made available to Purchaser and such records include complete and accurate minutes of all meetings of the directors or shareholders of the Subject Company, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation;

  3.1.25
  Consents — There are no consents, authorizations, licences, permits, approvals or orders of any person or governmental authority required to permit Seller to complete the transactions contemplated by this Agreement;

  3.1.26
  Location of Assets — all of the assets of the Business are located on the real property of the Business;

  3.1.27
  Licences — All licences which are necessary for the conduct, ownership and operation of the Business are in full force and effect, and are set out in Exhibit 12 to the Demerger Agreement. There have been no violations of the terms of any such licence, and no proceedings are pending or threatened to revoke or limit any such licence;

  3.1.28
  Rights, Privileges, etc. — There are no material rights, privileges or advantages presently enjoyed by the Business which might be lost as a result of the consummation of the transactions contemplated under this Agreement; and

  3.1.29
  Disclosure — None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Purchased Share seeking full information concerning the matters which are the subject of those representations, warranties and statements.

  3.1.30
  Absence of Changes — Since the date of the Demerger Balance Sheet, there has not been:

  3.1.30.1
  any material change in the financial condition, operations or prospects of the Business or the Subject Company other than changes in the ordinary and usual course of business, none of which has been materially adverse;

  3.1.30.2
  any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Business or the Subject Company; or

  3.1.30.3
  any material level of change in the Inventories.

  3.1.31
  Absence of unusual transactions — Since the date of the Demerger Balance Sheet, the Seller has not:

  3.1.31.1
  transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Demerger Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

  3.1.31.2
  incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

  3.1.31.3
  discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Demerger Balance Sheet and liabilities incurred since the date of the Demerger Balance Sheet in the ordinary and usual course of business;

  3.1.31.4
  suffered an extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Business or the Subject Company;

    3.1.31.5
    granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of personnel which the Subject Company employs in the Business, or changed the terms of employment for any employee except in the ordinary course of business and consistent with past practice;

    3.1.31.6
    hired or dismissed any senior employees, other than in the ordinary course of business;

    3.1.31.7
    mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

    3.1.31.8
    authorized, agreed or otherwise become committed to do any of the foregoing.

3.2.
Purchaser covenants, represents and warrants as follows and acknowledges that Seller is relying upon such covenants, representations and warranties in connection with the sale by Seller of the Purchased Share:

3.2.1
Organization and Good Standing — Purchaser is a corporation duly organized and validly existing under the laws of Austria and has the corporate power to own its property, including the Purchased Share;

3.2.2
Bankruptcy, etc. — No bankruptcy, insolvency or receivership proceedings have been instituted or are pending or, to Purchaser's knowledge, are threatened against Purchaser, and Purchaser is able to satisfy its liabilities as they become due;

3.2.3
Due Authorization, etc. — Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser;

  3.2.4
  Absence of Conflicting Agreements — Purchaser is not a party to, bound or affected by, or subject to, any indenture, mortgage, lease, agreement, instrument, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of, this Agreement or the consummation of any of the transactions contemplated by this Agreement;

  3.2.5
  Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws generally affecting enforceability of creditors' rights, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

  3.2.6
  Consents — Other than the required consent of MID Islandi, sf., lender to Magna Entertainment Corp., there are no consents, authorizations, licences, franchise agreements, permits, approvals or orders of any person or governmental authority required to permit Purchaser to complete the transactions contemplated by this Agreement.

3.3
Each Party represents and warrants to the other Party that no Person engaged by it is entitled to a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement.

3.4
No investigations made by or on behalf of either of the Parties shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

ARTICLE 4: SURVIVAL OF REPRESENTATIONS AND WARRANTIES:

4.1
The covenants, representations and warranties of each of Seller and Purchaser contained in this Agreement shall survive the closing of the purchase and sale of the Purchased Share herein provided for, for a period of two (2) years from the Delivery Date, unless otherwise agreed upon in this Section 4.

4.2
The covenants, representations and warranties of Seller contained in Section 3.1.14 of this Agreement (Taxes and social security contributions) shall survive the closing of the purchase and sale of the Purchased Share herein provided for, for a period of six (6) months after such Taxes or social security contributions are finally assessed.

4.3
The covenants, representations and warranties of Seller contained in Section 3.1.17 of this Agreement (Environment) shall survive the closing of the purchase and sale of the Purchased Share herein provided for, for a period of five (5) years from the Delivery Date.

ARTICLE 5: CONDITIONS PRECEDENT

5.1
The obligation of Seller to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, on or before the Delivery Date, each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of Seller and may be waived by Seller in whole or in part):

5.1.1
Truth and Accuracy of Representations of Purchaser — All of the representations and warranties of Purchaser made in or under this Agreement, including, without limitation, the representations and warranties made by Purchaser in Section 3.2, shall be true and correct as at the Delivery Date and with the same effect as if made as of such date (except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement);

5.1.2
Performance of Obligations — Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement;

5.1.3
Consents, Authorizations and Registrations — A shareholders' resolution of Seller's shareholders and a supervisory board resolution of Purchaser's Supervisory Board approving the completion of the transactions contemplated by this Agreement shall have been obtained at or prior to the Delivery Date;

5.1.4
Payment of Purchase Price — The Purchase Price shall have been paid to Seller.

5.2
The obligation of Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, on or before the Delivery Date, each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part):

5.2.1
Truth and Accuracy of Representations of Seller — All of the representations and warranties of Seller made in or under this Agreement, including, without limitation, the representations and warranties made by Seller in Section 3.1, shall be true and correct as at the Delivery Date and with the same effect as if made as of such date (except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement);

5.2.2
Performance of Obligations — Seller shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement;

5.2.3
Consents, Authorizations and Registrations — A shareholders' resolution of Seller's shareholders and a supervisory board resolution of Purchaser's Supervisory Board approving the completion of the transactions contemplated by this Agreement shall have been obtained at or prior to the Delivery Date; additionally, confirmation of the approval by the Board of Directors of Seller's indirect parent company, Magna Entertainment Corp.

5.2.4
No Actions Taken Restricting Sale — No action or proceeding in Austria shall be pending or threatened by any person or governmental authority, to enjoin, restrict or prohibit the purchase and sale of the Purchased Share contemplated under this Agreement.

5.3
If any conditions set out in Sections 5.1 or 5.2 is not satisfied on or before the Delivery Date, the Party entitled to the benefit of that condition (the "First Party") may terminate this Agreement by notice in writing to the other Party, and in that event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied, and for which the First Party has terminated this Agreement, are reasonably capable of being performed or caused to be performed by the other Party, then the other Party shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, in whole or in part.

5.4
In case of termination of this Agreement pursuant to Section 5.3, all commitments of the Parties hereunder shall terminate without any liabilities of the Parties, except that each Party has the obligation to return to the other Party all documents, working papers and other materials received from said Party in connection with the transactions contemplated by the Agreement. The Parties shall return said documents and other materials regardless whether the documents and other materials had been received before or after the date of notarization of the Agreement. Each Party undertakes to keep strictly confidential all information obtained from the other Party in connection with the Agreement.

ARTICLE 6: CLOSING ARRANGEMENTS

6.1
The Closing of this Agreement shall, without further action required from the Parties (i.e. "Automatic Closing"), take place on the Delivery Date or on such date thereafter, when the Purchase Price is effectively paid by Purchaser to Seller.

ARTICLE 7: NOTICES

7.1
All notices and other communications to be given under or by reason of this Agreement shall be made in writing and shall be deemed to have been duly given and received when delivered ad personam by courier, or by advance facsimile if the original is couriered ad personam without undue delay thereafter, addressed as follows:

(a)	if to Seller:	Fontana Beteiligungs GmbH attn of the Management Board Magna Strasse 1 A-2522 Oberwaltersdorf Austria Tel.: +43 2253 600 0 Fax: +43 2253 600 595
(b)	if to the Buyer:	MAGNA STEYR Metalforming AG attn of the Management Board Magna Strasse 1 A-2522 Oberwaltersdorf Austria Tel.: +43 2253 600 0 Fax: +43 2253 600 599
	with a copy to:	Magna Management AG Baarerstrasse 16 6304 Zug Switzerland Tel: +41 41 725 2727 Fax: +41 41 725 2725

or to such other address or addresses as either Party may from time to time designate as to itself by notice as provided herein.

ARTICLE 8: GENERAL

8.1
The headings in the Agreement are for convenience only and shall not be deemed to constitute a part hereof, nor shall they affect the construction or interpretation of any provision of the Agreement.

8.2
A waiver by any Party on any occasion of the terms or conditions of the Agreement shall not be deemed to constitute a waiver by such Party of such term or condition (or of any other term or condition) on any other occasion.

8.3
Each of the Parties hereto shall from time to time at the other's reasonable request and expense, without further consideration, execute and deliver such other instruments, transfers, conveyances and assignments and take all such other actions as may be required to more effectively complete any matter provided for herein.

8.4
This Agreement shall ensure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

8.5
This Agreement constitutes the entire agreement between the Parties and, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the Parties. There are no oral representations or warranties between the Parties. This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

8.6
Should any provision of this Agreement or any subsequent amendment or supplement hereto be or become ineffective, invalid or unenforceable, this shall not affect the effectiveness, validity and enforceability of the remaining provisions. In case of ineffectiveness, invalidity or unenforceability of one of the provisions hereof, a provision which in its economic outcome comes as close as possible to such provision and is neither ineffective nor invalid nor unenforceable shall be deemed agreed upon by the Parties to this Agreement.

8.7
Notarial Fees and commercial register fees in connection with the sale, transfer and/or assignment of the Purchased Share to Seller shall be borne by Seller.

8.8
This Agreement shall be construed in accordance with the substantive laws of Austria with the exclusion of the conflict of laws provisions and shall be treated, in all respects, as an Austrian contract. Legal venue shall be Vienna.

8.9
Except as required by mandatory law including the applicable securities laws, no public announcements or press releases concerning the Agreement and/or the transactions contemplated by this Agreement shall be made by either Party without the prior written consent of the other Party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first set out above.

Fontana Beteiligungs GmbH
MAGNA STEYR Metalforming AG
DORDA BRUGGER JORDIS Rechtsanwälte GmbH, represented by Mr Stefan Günther, authorized free from the prohibition of double-representation by power of attorney signed by Mr Manfred Rottensteiner
/s/ Manfred Rottensetiner
Fontana Beteiligungs GmbH

DORDA BRUGGER JORDIS Rechtsanwälte GmbH,
represented by Mr Stefan Günther,
authorized free from the prohibition of
double-representation
by power of attorney signed by
Mr Manfred Remmel and Mr Klaus Rinnerberger
/s/ Manfred Remmel
/s/ Klaus Rinnerberger
MAGNA STEYR Metalforming AG

SCHEDULE A

        The following capitalized terms have the following meanings ascribed thereto:

Agreement:	this share purchase agreement.
Business:	the business operated by Subject Company under the name "Golf and Sports Club Fontana".
Closing Financial Statements:	The financial statements to be prepared and delivered by Purchaser to Seller as provided in Section 2.6.
Delivery Date:	2 November 2006.
Demerger Agreement:	The demerger and transfer agreement concluded between Seller and the Subject Company on 26 September 2006 (attached hereto as Schedule C).
Demerger Balance Sheet:	the demerger balance sheet of Seller as of 31 December 2005 (see Exhibit 3 to the Demerger Agreement).
Effective Date:	31 October 2006.
Net Working Capital:	the value of accounts receivable plus inventories plus prepaid expenses, less assumed liabilities.
Party:	either Seller or Purchaser, as the context requires, and "Parties" shall mean Seller and Purchaser, collectively.
Purchase Price:	€ 13,218,290.25, subject to adjustment as provided in Section 2.4.

Purchased Share:
the fully paid-in share-quota held by Fontana Beteiligungs GmbH, registered in the Commercial Register of the State Court Wiener Neustadt under FN 186272 f, Magna Strasse 1, 2522 Oberwaltersdorf, Austria, in Fontana Sportveranstaltungs GmbH, registered in the Commercial Register of the State Court Wiener Neustadt under FN 282640 y, with a nominal value of Euro 34,930.
Subject Company:	Fontana Sportveranstaltungs GmbH.

SCHEDULE B

Net Working Capital as at 30 September 2006

SCHEDULE C

Demerger and Transfer Agreement
as of 26 September 2006

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SHARE PURCHASE AGREEMENT
ARTICLE 1: ACTION BY SELLER AND PURCHASER
ARTICLE 2: PURCHASE PRICE
ARTICLE 3: REPRESENTATIONS AND WARRANTIES
ARTICLE 4: SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE 5: CONDITIONS PRECEDENT
ARTICLE 6: CLOSING ARRANGEMENTS
ARTICLE 7: NOTICES
ARTICLE 8: GENERAL
SCHEDULE A
SCHEDULE B
SCHEDULE C